UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
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eBay Inc.
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On March 18, 2014, Marc Andreessen, a member of eBay Inc.’s Board of Directors, issued the following statement:

When Carl Icahn Ran a Company: The Story of TWA.
From “TWA – Death Of A Legend” by Elaine X. Grant in St. Louis Magazine, October 2005.

Ask any ex-staffer what went wrong with the [bankrupt] airline, and you’ll get one answer: Carl Icahn, the corporate raider who took over TWA in 1985 and systematically stripped it of its assets…

In 1985, Icahn launched a sneak attack, buying up more than 20 percent of the airline’s stock…

Icahn, though he already had a fairly dark reputation for buying and breaking up companies, told TWA what it wanted to hear: He wanted to make it profitable…

But soon enough, the party was over. “It became more and more apparent that Carl was not interested in growing the airline but in using TWA as a financial vehicle to acquire wealth for himself,” [former TWA pilot Jeff] Darnall says.

In 1988, Icahn took what many consider the first step toward the airline’s demise: He took TWA private. Icahn received $469 million in the deal, and TWA got something a little less attractive: $540 million in debt…

In 1989, Icahn made another revealing move. According to Darnall, employees were anticipating an order for 100 or more airplanes to replenish TWA’s aging fleet. When the order was announced, it was for 12. “That was an indication to me that we had been hoodwinked,” Darnall says.

In 1991, Icahn did something that still causes twinges of pain for those who were there when it happened. He sold TWA’s prized London routes to American Airlines for $445 million.

“Selling the London routes was a killer,” says [former TWA pilot John] Gratz. “They were valuable as hell. The other things he did—trying to implement draconian procedures for everything, having people watch people—it’s all a hill of beans compared to losing those routes.”…

In 1992, TWA filed for bankruptcy, emerging in 1993 with its creditors owning 55 percent of the company. One of those creditors, to the tune of $190 million, was Icahn. He resigned as chairman in 1993, and by 1995 he was growing impatient to be repaid. TWA executives, desperate to bring the tragic Icahn chapter to a close, gave away the farm, the cows and the farmer’s wife. They came up with a deal called the Karabu ticket agreement, an eight-year arrangement that allowed Icahn to buy any ticket that connected through St. Louis… for 55 cents on the dollar and resell them at a discount.

Karabu blocked Icahn from selling the tickets through travel agents, but it didn’t even mention the embryonic Internet, where he immediately set up Lowestfare.com and commenced to bleed TWA dry, one ticket at a time. “He put downward pressure on the amount TWA could sell tickets for because we were essentially competing with ourselves,” Gratz says.

American Airlines later estimated that Karabu cost TWA $100 million a year…

TWA didn’t go out of business in 1995, but it did go into bankruptcy—again…

As American Airlines was preparing to take over TWA, another potential buyer emerged: Carl Icahn. That was all it took. As had happened 16 years earlier, when the fear of Frank Lorenzo drove TWA’s employees into the arms of an arguably deadlier foe, the specter of Icahn, who made a $1.1-billion offer and said he would keep the airline independent while demanding labor concessions and making job cuts, made the American offer seem aglow with promise.

The bankruptcy judge dismissed Icahn’s offer as a joke, but even if it had been seriously considered, he had earned such a bitter reputation with TWA’s rank and file that they would have willingly marched off the American Airlines plank anyway.

[TWA flew its last flight on December 1, 2001.]

Important Additional Information

eBay Inc., its directors and certain of its executive officers are participants in the solicitation of proxies from stockholders in connection with eBay’s 2014 Annual Meeting of Stockholders. eBay has filed a preliminary proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the 2014 Annual Meeting. EBAY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the names of eBay’s directors and executive officers and their respective interests in eBay by security holdings or otherwise is set forth in eBay’s preliminary proxy statement for the 2014 Annual Meeting of Stockholders, filed with the SEC on March 10, 2014.

This document, in addition to any definitive proxy statement (and amendments or supplements thereto) and other documents filed by eBay with the SEC, are available for no charge at the SEC’s website at http://www.sec.gov and at eBay’s investor relations website at http://investor.ebayinc.com. Copies may also be obtained by contacting eBay Investor Relations by mail at 2065 Hamilton Avenue, San Jose, California 95125 or by telephone at 866-696-3229.